Exhibit 99.2

FINAL TRANSCRIPT
CECO - Q4 2004 Career Education Earnings Conference Call

Conference Call Transcript

CECO - Q4 2004 Career Education Earnings Conference Call

Event Date/Time: Feb. 15. 2005 / 5:30PM ET
Event Duration: 1 hr 29 min

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CORPORATE PARTICIPANTS

John Larson

Career Education - Chairman, Pres., CEO

Patrick Pesch

Career Education - CFO, EVP

Bob McNamara

Career Education - SVP of Compliance

Steve Fireng

Career Education - Pres. of Online Ed. Group

CONFERENCE CALL PARTICIPANTS

Greg Cappelli

Credit Suisse First Boston - Analyst

Richard Close

Jeffries & Company - Analyst

Bradley Safalow

J.P.Morgan - Analyst

Gary Bisbee

Lehman Brothers - Analyst

Matt Litfin

William Blair & Co. - Analyst

Jeff Silber

Harris, Nesbitt - Analyst

Howard Block

Banc of America Securities - Analyst

Mark Hughes

SunTrust - Analyst

Corey Greendale

First Analyst - Analyst

Sara Gubbins

Merrill Lynch - Analyst

Jerry Herman

Legg Mason - Analyst

Mark Marostica

Piper Jaffray & Co. - Analyst

Kelly Flynn

UBS - Analyst

Chris Gutek

Morgan Stanley - Analyst

Trace Urdan

Robert W. Baird - Analyst

Jennifer Childes

Bear Stearns - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Q4 2004 Career Education earnings conference call. My name is Bill and I will be your conference coordinator for today. At this time all participants are in a listen-only mode, however, we will be facilitating a question and answer session toward the end of today’s conference.

[Operator instructions] As a reminder, today’s conference is being recorded for replay purposes.

At this time I would like to read the Safe Harbor Statement. Statements made by CEC or its representatives on this call that are not historical facts are forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements.

These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations include, but are not limited to, risks related to: our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and the effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations, class action, derivative, Qui Tam and other lawsuits; cost and potential impact of findings by the special committee of our Board of Directors that is investigating allegations of securities laws violations against CEC; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties relating to the integration of acquired businesses; future financial and operational results; competition; general economic conditions; ability to manage and continue growth; and other risk factors relating to our industry and business, as detailed in our Annual Reports on Form 10-K for the year ended December 31, 2003 and from time to time in our other reports filed with the Securities and Exchange Commission. We disclaim any responsibility to update these forward-looking statements.

I would now like to turn the call over to Mr. Jack Larson, Chairman, President and Chief Executive Officer. Please proceed, sir.

John Larson  - Career Education - Chairman, Pres., CEO

Good afternoon, everybody and thank you for taking part in our fourth quarter earnings call. With me today are Pat Pesch, CFO; Bob McNamara, Senior VP of Compliance, and Steve Fireng, the President of our Online Education Group.

We’re pleased to share our results for the fourth quarter and full year of 2004. We had many successes during this past year, including solid revenue and earnings growth, strong population growth and healthy operational performance in our online education business. In 2004, it was also a year of significant progress in development of new programs, new degrees, geographical expansion and technological advances. The year has brought its share of challenges as well in the litigation area and with certain colleges.

In the legal area we will continue to periodically provide updates on significant events as they are appropriate. As discussed previously, we made the decision during the year to close a couple of our Academy division schools. We routinely evaluate financial performance at each of our schools and will continue to make decisions that are in the best interest of our Company and shareholders.

In addition, the Gibbs division has been experiencing lagging financial performance relative to our other divisions. We have recognized and have taken this lack of performance very seriously. The Gibbs division is one of our strongest brand names in our array of schools and has been in operation for over 90 years. Over the past number of months we have implemented a host of activities to remedy the situation. These include new leadership at both the school and corporate level, adding a variety of new programs and degrees, investing in new facility upgrades and intensifying our advertising program and adding an additional call center in New Jersey. The impact of the changes will take, you know, a certain time. We expect to begin seeing positive impacts on the division and the Company in the near future.

Before I discuss our financial results I want to bring to your attention a couple of significant items reported in the period that have had an effect on both our revenue and reported net income results. The first item is an increase in estimate for our allowance of doubtful accounts. The second item is a change in the method of revenue recognition related to our Culinary and Health Education externship periods. Pat will walk you through the details and implications of these adjustments later in the call.

Fourth quarter revenues were up 33 percent to the prior year to $485.9 million after adjusting for the externship revenue restatement. These results were driven primarily by continued growth in same-school population of 21.5 percent, 8 percent growth in average revenue per student. As well as continued record performance at our Online Education Group. Full year in 2004 revenues were 1.73 billion, up 47 percent over the 1.81 billion reported for our 2003, after adjusting for the externship revenue restatement. The increase in revenue is primarily attributable to same-school population growth of 25 percent, and average revenue per student increase of 4 percent. Fourth quarter net income increase, 18 percent to 59.8 million. Our balance sheet is stronger than ever, with cash and cash equivalents of 348.1 million.

Starts in the quarter were approximately 28,600. Our student population on January 31, 2005 was approximately 101,500, up 21 percent compared with approximately 84,100 on January 31st in ‘04. The student population statistics excluded previously disclosed teach outs at our Academy division, but includes our culinary and health care externships. Excluding the Gibbs school, student population was up 27 percent from the previous year.

Total student population at our Online Education Group on January 31st in ‘05 was approximately 24,900, up approximately 12,200 students on the January 31st, ‘04 number. Leads have been abundant and we have been able to generate them at reasonable cost. We’ve also been pleased with the mix of our lead generation. We ended the year generating 5.4 million leads, representing 84 percent year over year growth. Our full year media cost per lead was also flat to prior year.

The retention overall continues to be stable. We implemented several recent initiatives to help us with our retention efforts. The first is a survey called the Career Success Survey that addresses new students’ needs and identifies possible issues that may hinder a student from completing their education. It allows the campus to address the issues in a pro-active approach so that the students’ needs are taken care of as they arise. In addition, we have created retention symposiums for each division to address every aspect as it relates to student satisfaction and quality of their experience. In all of our educational institutions, students complete a survey at the end of their class instruction, evaluating their instructor and the contents of their course. This provides immediate feedback that can analyze — that we can analyze and respond to as appropriate.

In 2004, as in previous years, we invested in our training programs for our CEC employees. We are dedicated to making sure our employees receive the training that they require in all areas of expertise and are constantly updating and refreshing our programs to maximize employee education. We are consistently striving to develop new program opportunities for our existing and prospective students. In the CSU division, we added over 75 new programs in 2004 of which 42 percent were either Bachelor or Masters degree related. We added four additional startup schools in ‘04, in Seattle, Nashville, Las Vegas and Miami culinary. We believe that we have never been better positioned geographically to take advantage of our growing market for both online as well as on site. We’ve also made significant advances in our technology infrastructure, creating people-friendly systems that allow greater accessibility to our employees and to our students.

In the OEG division we began marketing five new programs at AIU and CCU. In addition we designed and developed seven new internet portal sites to market new — new universities. In January OEG opened a new recruitment center in Downers Grove, Illinois. We’re excited to be able to introduce to our world class culinary programs, a new concept of education called Kitchen Academy. Kitchen Academy brings a contemporary hands-on approach to the field with a new value-oriented educational product. The 30 week cooking program competitively priced to compliment CEC’s existing culinary art’s program. This program allows us to target a new market of potential culinary students and will appeal to the student who is looking for a shorter, less rigorous program than our traditional culinary curricula.

In closing I’d like to emphasize the continued dynamic health of our Company. I’m extraordinarily proud of our Company, of our employees and the performance we have had over the past year. This is the year in which all of Career Education should take a lot of pride. Our compliance and integrity structure has never been more vibrant. In 2004, approximately 14,000 CEC employees provided valuable education and training to over 100,000 students. We recognize that not only must we continue to provide high quality, cost and time effective education and training, but we must also continue to dedicate ourselves to being an industry leader in the field of compliance.

Over the last calendar year, we have aggressively pursued and investigated all allegations regarding compliance violations. Where we have found credible evidence of compliance violations we have acted to remedy those violations, be they at the school or corporate level. No one at the Company is above this obligation. Bob McNamara will be speaking to — to each of you shortly about this effort and to further strengthen our compliance activities.

We appreciate your continued support in an effort to ensure that all the issues are clearly understood, we will extend the Q & A session today. With this, I’ll hand it over to Bob McNamara.

Bob McNamara  - Career Education - SVP of Compliance

Thank you, Jack. I’m pleased to be again participating in this call with you today. In my short tenure at CEC, we have already made some significant progress in the compliance area. In fact, we are ahead of my original projected timeline and well on our way to achieving our mission to build a world class compliance organization which we hope will become the industry standard for compliance.

To start off, I hired four Vice Presidents of Compliance into a newly created position. Each of these new Vice Presidents independently report to me and are also directly aligned with our operational group structure. Meaning that they work side by side with our group Presidents and are members of their Senior Management teams working with them on a daily basis. Each Vice President of Compliance was an internal candidate and came to the role with a unique and varied set of skills. For example one has worked extensively with banking regulation. One has worked in a financial capacity at both the school and corporate level. One is a registered nurse who has a wealth of experience in health care administration, and one has worked in compliance for her entire professional career and is a recognized expert in that area.

After I hired the Vice Presidents of Compliance, we realigned the school compliance structure. Now each campus will have a full-time Director of Compliance. He or she will report independently to the Vice Presidents of Compliance who, as I said, report directly to me. This is — a distinction to before where they reported directly to the campus Presidents. It gives the Directors of Compliance independence. It continues to serve and continues to serve —and he will continue to serve as a member of the school’s Senior Management team, as well as focus on compliance full-time.

We also identified our very best Directors of Compliance across the CEC system to form a Director of Compliance Advisory Council. The advisory council works closely with the Vice Presidents and myself to identify best practices and to consult on how new ideas might work at a campus level. The council members also serve as the heads of regional mentoring groups throughout the country for all Directors of Compliance at the campus level, thereby, developing a national information sharing network.

Our new structure is designed to serve as both an early warning system, so that we will be alerted to issues prior to them becoming problems. Additionally, the system design allows us to pulse across a division or brand to see if an issue is problematic or is an isolated case. Again, our goal for the expanded organization is to be anticipatory rather than reactive. During the first quarter of 2005, we will be aggressively recruiting for the open Director of Compliance positions at the campus level and are well on our way to achieving that result.

We will also begin to benchmark a new training program for all of these individuals. My goal eventually is to develop a certification program for these positions so that they can become the standard for the industry. I look forward to continuing to share with you our updates along the way and talking to you about our progress.

But before I turn it back to Jack, or over to Pat I want to reiterate again during my brief time at CEC, one of the most impressive things that I have found since I joined the Company has been the culture of compliance that permeates the Company from the top down. This is a critical ingredient in our everyday function and we’ll continue to assist in our joint mission to continue to build a world class compliance culture.

Thank you, Jack. And Pat, turn it over to you.

Patrick Pesch  - Career Education - CFO, EVP

Good afternoon, everyone. This is Pat. I would like to kind of walk through the financial performance.

Before discussing our fourth quarter financial performance in detail, I’d like to comment on two significant changes that we’ve made. The change in our estimate for the allowance for doubtful accounts, and the change in our revenue recognition for students with externships.

As you know, students face a constant challenge in determining how to finance their college educations. We have worked diligently with students to assist them in this endeavor, always doing our best to balance the needs of students and the availability of third party financing with our need to maintain credit standards that protect the financial interests of the Company. To continue to support our students in a financially responsible manner, we believe we must have a means of measuring bad debt exposure that is adaptable to the dynamic environment that exists for student finances and one that produces accurate estimates of the allowance for doubtful accounts.

With this in mind, an evaluation of student financing options and how we assist with or supplement those options as well as detailed analysis of historical data on cash collections and writeoffs was conducted. This led us to development of a new methodology for estimating the required allowance and the recording of a charge of approximately $19 million in the fourth quarter of 2004. This new methodology segments receivables from current students into more specifically defined risk categories associated with their individual student financial aid fund sources and packaging status. We will continue to evaluate on a periodic basis our loss experience and our methods for estimating our allowance. We do not expect the new methodology to have a material impact on 2005 bad debt performance.

We have also modified our revenue recognition related to externships at our culinary and certain health education schools, primarily the Sanford Brown Institutes. Students at these schools are required to attend an externship prior to graduating from their programs. Historically, we earned revenue over the period of in-school academic instruction, excluding the externship period which closely matches our cost of service to our students with the related revenue. To be consistent with this method, we also had excluded students on externship from our previously recorded population figures. As a result of a review of our revenue recognition policies, and in cooperation within our independent auditors, we concluded that it would be more appropriate to recognize revenue through graduation, including the externship period. Students on externship, accordingly, will now be included in all reported population figures.

The cumulative effect of this change is approximately $42 million. However, as we are accounting for this change by restating prior year financial statements, the net impact for the full year 2004 is

$11.5 million and $3.4 million for the fourth quarter. We have provided a restatement chart at the back of our press release announcing today’s earnings for reference in more details on this restatement.

As Jack has indicated, fourth quarter revenue is approximately 486 billion, a 33 percent increase from the same period last year after adjusting for the externship. Full year over year revenue increased by about 47 percent. And as Jack indicated, the increases were primarily due to higher same-school populations and higher revenue per student. Our online education business was a major contributor to this population growth.

I’d like to discuss the operating margins. First, with respect to the fourth quarter numbers and the analysis is based on the restated 2003 fourth quarter in comparison to the now being reported fourth quarter of 2004. Our margins during this period of time dropped approximately 360 basis points. And of that, that increase was largely — I’m sorry. Excuse me. That decrease was largely driven by the fourth quarter adjustments that we recorded related to our allowance for bad debts. Excluding the impact of that adjustment, margins would have been up approximately 30 basis points for the quarter.

Taking a look at the full year margins, , margins increased approximately 120 basis points. That does — and that 120 basis points increase for the full year, is taking into consideration the absorption of the change in estimate for our allowance for doubtful accounts. We previously discussed some of the other factors that influence the margins during the year. And included — included in those numbers we had indicated that our occupancy costs were — were up on a year over year basis for our brick and mortar business approximately 100 basis points. Our selling and administrative expenses as a percentage of revenue were fairly flat on a year over year basis. And our education service and facility costs have improved significantly on a year over year basis, offsetting some of the other increases.

With that, I’m going to move to discussion of a few other specific matters which I think will be of interest in analyzing the results. In the press release that we issued today, we highlighted the impact of some of the large items reported in the fourth quarter. I have already discussed the allowance for doubtful accounts change and the restatement of the externship revenue. In addition, during the fourth quarter, we had approximately $5 million of legal costs associated with the SEC investigation, the investigation being conducted by the special committee of the Board of Directors, and the shareholder class action and derivative lawsuits.

One other item that affected the fourth quarter, we recorded a charge of approximately $2.2 million related to the cost of our employee benefit plans. During 2004, we moved for the first time to self-funded health insurance and dental insurance plans for our - employees. At the end of the year, in evaluating our experience to date with that new program, we determined that we needed an additional accrual of approximately $2.2 million for those costs, and that was recorded in the fourth quarter. At the time when we previously issued guidance, we had not contemplated this change. We had reviewed this at the end of the third quarter, and at that time did not have sufficient experience to estimate this requirement.

In addition, in the fourth quarter, we also made an adjustment to reduce our tax rate for the full year to 39.25 percent. In the prior three quarters, we had been accruing income taxes at an effective rate of 40.25 percent. The reduction in the fourth quarter associated with that change in estimate was approximately $3 million. That was a positive impact.

In addition, I’d like to mention a few balance sheet items. We have not provided in the disclosures today a detailed balance sheet in comparison — the 12/31/04 to the 9/30/04 balances. But I want to talk briefly about the changes within the accrued expenses. This has been a topic we’ve been asked about regularly in the past. Payroll and related accruals at 9/30/04 were about $41.4 million, that number is at 12/31/04 down to 38.2 million. I would associate the $3.2 million change with adjustments of accruals and timing differences related to the payment of payroll.

In addition, income tax, income taxes payable at 9/30/04 were approximately $7 million. That balance at year end has been reduced to a zero accrual as we are basically in a pre-paid — pre-paid tax position. All other accruals are approximately $70.2 million at 9/30/04 and approximately 70.5 million at 12/31/04, so virtually flat quarter on quarter.

With that, I would like to turn to a discussion of the same-school population information. We have included in the release certain information. We have traditionally on this call talked about the population growth on a same-school basis. Same-school population increase was approximately 19 percent, as of January 31. Same-school basis excluding our online business, was approximately 5 percent.

Jack had mentioned some weak performance at our Gibbs division and excluding the effects of the Gibbs division, the same-school population would be approximately 5 percentage points higher. We certainly are not in creating that distinction, we are certainly mindful of presenting the view on the overall performance of the Company, but we did think it was important to provide some distinction in the overall performance versus one — the effects of one weaker performing division. As Jack indicated, we’ve identified numerous activities that we think will remedy the performance at Gibbs.

Finally, for my comments, I’d like to look now at the — our comments with respect to guidance for the coming year. Our 2005 guidance continues to show strong growth in our business. Specifically, we expect full year 2005 revenue to be approximately $2.1 billion and full year 2005 earnings per share to be approximately $2.27. We expect the Online Education Group full year 2005 revenues included in the preceding amount to be approximately $600 million. Our earnings expectations also include an expectation for a continued high level of legal and related costs. With respect to the first quarter, we expect revenues of approximately $500 million and first quarter earnings per share to be approximately $0.51. We expect weighted average shares outstanding to be approximately 105 million. Finally, we expect bad debt levels throughout 2005 to approximate 5 percent.

I also noted and we do include the comments in the press release, the effect of our change in accounting with respect to revenue recognition for externship students will have the effect of reducing 2005 earnings by approximately $0.05 per share. With that I’ll turn it over to Jack.

John Larson  - Career Education - Chairman, Pres., CEO

At this time we’ll take questions, so let’s begin.

QUESTION AND ANSWER

Operator

Thank you very much, sir. Ladies and gentlemen, if you wish to ask a question, please key star 1 now on your touch tone telephone. If your question has been answered or you wish to withdraw your question at any time, please key star 2. Questions will be taken in the order they are received. Please key star 1 now to begin.

And our first question today comes from the line of Greg Cappelli of CSFB. Please proceed.

Greg Cappelli  - Credit Suisse First Boston - Analyst

Hi, Jack and Pat.

John Larson  - Career Education - Chairman, Pres., CEO

Hi, Greg.

Greg Cappelli  - Credit Suisse First Boston - Analyst

I wondered if you could just talk about what drove the change in your methodology for the allowance for doubtful accounts? Was this the recommendation of the special committee or, you know, is there any way you can be more specific on what the changes are? Is it related to in-school versus out of school students? Maybe just a little bit more detail there?

Patrick Pesch  - Career Education - CFO, EVP

Yeah. Let me address that, Greg. This is Pat.

You know, we have at various times in the past, changed our methodology and refined our estimates for bad debts. We really began an analysis during the year of our bad debt experience. As everyone knows our bad debt expense has moved up higher over the last year and in the year prior to that. In recognition of that, we certainly gave extra attention and special attention to analyzing those results. And as — you know, as a result of that analysis, we really came up with revision in the methodology and really a need to make the change in estimate.

I would not tell you that it was the recommendation of the special committee to make that adjustment, although we most certainly did consult with our Audit Committee, as well as the special committee with respect to the changes that we have made. With respect to in-school versus out-of-school, in terms of the estimate change that we made, the increase in the reserves affects both in-school and out -of- school. I will tell you that the majority of the change is associated with in-school students and the primary drivers in terms of the change of methodology have to do with really better segmenting the in-school population based on our understanding of what we’ve determined as the risk characteristics that would drive the potential for bad debt.

Greg Cappelli  - Credit Suisse First Boston - Analyst

Okay. So what — it’s not that something shifted dramatically in the fourth quarter. You’re saying — I guess that’s the question. Was there a dramatic shift in your experience in the fourth quarter that led to this, or is it just something you’ve been looking at and decided to make the change?

Patrick Pesch  - Career Education - CFO, EVP

No. I would not tell you that this is — while we made the change in the fourth quarter, it would be perhaps inappropriate to — to assess the full economic burden of this change as being associated with fourth quarter activity. However, it is at that time that we, as a result of our analysis, that we completed recently that we’ve decided appropriate to book that adjustment. And that reflects, again, both the change in methodology and our desire — and that change in change of methodology is just to have a method that would be, you know, would serve us better in terms of early identification of risk receivables. And there’s also a factor in there associated with incorporating our past experience in analysis of our past writeoffs.

Greg Cappelli  - Credit Suisse First Boston - Analyst

Thank you. Great.

One follow-up. On Gibbs. When did you guys actually begin to — you know, witness the problems, or when did they start? And then — if you could talk about that. And is it system-wide for Gibbs? I’m just wondering if you could give us a little more detail on what is the issue? Was there some negative publicity that sort of caused this? Is it more sudden?

John Larson  - Career Education - Chairman, Pres., CEO

No. Gibbs, of course, is a name brand system that’s been out there for over 90 years. And you know, a lot of things that we looked at with Gibbs is to, you know, update the facilities out there. You know, we’ve made this transition from Katharine Gibbs School to Gibbs College in many locations. So we’re fully kind of implementing that. You know, certainly, we’ve had some managers that we brought in at different locations, you know in a variety of areas. Different — you know we have a whole new divisional team. You know, we’ve increased some of the specifics on the ads that we have out there. We’ve kind of tried some things like with a call center to raise some activity levels.

Certainly, we’ve got a reliance there on having a vigorous high school program this next year. And Gibbs has always had a very great name in the high school. So, really, it’s kind of a makeover, I guess, if you will. And that’s been kind of an ongoing process that we’ve had underway for some period of time.

Greg Cappelli  - Credit Suisse First Boston - Analyst

You’re satisfied with the programs that you have in place now, Jack?

John Larson  - Career Education - Chairman, Pres., CEO

Yes. I mean, I think we made the appropriate moves and, you know, we’re looking forward to seeing some brighter activity here in the future.

Greg Cappelli  - Credit Suisse First Boston - Analyst

Okay. And there’s one final quick one. Since the “60 Minutes” piece ran, have you noticed any change in lead flow or starts?

John Larson  - Career Education - Chairman, Pres., CEO

You know, certainly our lead flow has been vigorous. I mean, there was a market that “60 Minutes” highlighted that, you know, was effective to some extent. But, you know, by and large we’ve had some very excellent weeks here in the last number of weeks.

Greg Cappelli  - Credit Suisse First Boston - Analyst

Okay. I appreciate you taking the time to answer all these questions.

John Larson  - Career Education - Chairman, Pres., CEO

Okay. Absolutely. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Richard Close of Jeffries. Please proceed.

Richard Close  - Jeffries & Company - Analyst

Yeah. Just really quick follow -up on the Gibbs question. And Pat, correct me if I’m wrong here, doing all the numbers on a same -school bricks and mortar basis, just to be clear, did you say that same-school bricks and mortar would have been 10 percent growth? Excluding the Gibbs?

Patrick Pesch  - Career Education - CFO, EVP

Yeah.

Richard Close  - Jeffries & Company - Analyst

So, is that about, like, are we talking 4,000 students or something? Am I doing the math wrong?

Patrick Pesch  - Career Education - CFO, EVP

Richard, I’m not sure what math you’re doing.

Richard Close  - Jeffries & Company - Analyst

Okay. So would have been 10 percent excluding Gibbs. Moving on to the next question. Would — in your— looking at the allowance for bad debt expense, do the online students, what are you experiencing with them? Is their risk profile any different, higher, lower than the bricks and mortar?

Patrick Pesch  - Career Education - CFO, EVP

I would say, you know, our online experience at this point in time is comparable to our brick and mortar business. I would tell you that we have certain operating divisions within CSU that have better bad debt experience than online, and we have others that have worse experience.

Richard Close  - Jeffries & Company - Analyst

Okay. And 1 final one and I’ll turn it over. What spurred the change in, I guess, the revenue recognition to include the externships? ‘Cause I know when you did the Whitman acquisition you actually stopped counting students on externship. What spurred that change?

Patrick Pesch  - Career Education - CFO, EVP

Well, I think it’s just a matter of consistency of counting population with the method in which you’re recognizing revenue. What we have had historically done with respect to revenue recognition is, we recognized that revenue over the period of in-school or classroom instruction. So once they went on externship, we are no longer recognizing revenue on them. And so, you know, at that point we believed it was inappropriate to include students in our reported population if, in fact, we were not recognizing revenue on them. And so when we brought in the Whitman Schools, we put them on a comparable basis to our existing schools.

At this point, as we make the change to recognize revenue over the entire period from start till completion of externship because we’re now recognizing revenue over that extended period, we believe we should keep those students in the population during that period in which we are recognizing revenue on them. So, again, we tried to just maintain the population consistent with revenue recognition and so we made that change for Whitman as they came in. And basically, we are consistently making the changes we did the restatement.

Richard Close  - Jeffries & Company - Analyst

Okay. Finally on the $2.27 that you’ve put out there for the earnings guidance, excluding the changes that implied — you said a $0.05 impact. So it would imply $2.32 just to be clear.

Patrick Pesch  - Career Education - CFO, EVP

I guess that’s the way you could look at it. If we were expecting to be on the old revenue recognition method, we would have expected about $0.05 higher in earnings for 2005.

Richard Close  - Jeffries & Company - Analyst

Okay. Thank you very much.

John Larson  - Career Education - Chairman, Pres., CEO

All right. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Bradley Safalow of JP Morgan. Please proceed, sir.

Bradley Safalow  - J.P.Morgan - Analyst

Good afternoon. Just wanted to get a sense for, you’ve gone through — closing out the books year end. You’ve made a couple changes to your accounting policies. I guess two questions.

One, from a Sarbanes-Oxley perspective, do you feel you’re on track to be compliant by the deadline? And, two, it’s not exactly clear to me whether —is Navigant done with their review or they’re continuing their review? I know they’re working for the special committee but it’s not clear exactly where that stands.

Patrick Pesch  - Career Education - CFO, EVP

Let me answer the latter first. Navigant is working for the special committee. At this point in time the special committee has not concluded their work. So, you know, I can’t directly speak to the special committee’s directives to their professionals, but at this point in time we know that the special committee is not done.

Bradley Safalow  - J.P.Morgan - Analyst

Okay. Then on Sarb-Ox?

Patrick Pesch  - Career Education - CFO, EVP

With respect to Sarbanes-Oxley, let me address that in two parts. One, we feel very comfortable that we’ve made the progress we feel we need to as a Company. However, the Sarbanes-Oxley process is basically not done until we really report our 10-Q — I’m sorry, our 10-K. So until we get to the point of — that point, we will not be complete. And, you know, with respect to final opinions and everything, you know, none of those have been — have been made at this point in time.

Bradley Safalow  - J.P.Morgan - Analyst

Okay. And then just to switch gears going back to Gibbs. Just following up with some of Greg’s questions. You know you’ve talked about making some changes to, you know, the management there, adding new programs. Are you seeing a commensurate increase in lead flow or maybe better retention rates or anything that would suggest that performance is going to turn the corner?

John Larson  - Career Education - Chairman, Pres., CEO

Certainly Gibbs has a very outstanding name. What we find is that, you know, it’s kind of a market by market thing. As we have gone out there with ads that perhaps that tell the Gibbs story, you know, very specifically we have found that they’ve gotten, you know, good response, certainly the high school programs we’re welcomed there. We really feel that we’ve got, you know, all the things in play that are going to make a difference. Certainly some of the Gibbs schools have responded I’d say in very quick order. Some of them are going to take a little bit longer to have these things, kind of, fully be implemented.

Patrick Pesch  - Career Education - CFO, EVP

And if I could count on with respect to financial performance, we have been, you know, disappointed with the financial performance, although we’ve seen that, you know at a level that I would say is stabilized. But, at this point we have not seen, you know, an upturn in the results that we would expect as a result of corrective action.

Bradley Safalow  - J.P.Morgan - Analyst

And in terms of your guidance for next year, what is implicit in that?

Patrick Pesch  - Career Education - CFO, EVP

Well, what’s implicit in the guidance is really, you know, moderate improvements in Gibbs. We have not expected high levels of growth or, you know, high levels of profitability in the coming year associated with Gibbs.

Bradley Safalow  - J.P.Morgan - Analyst

Okay. Thanks. I’ll turn it over.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Gary Bisbee of Lehman Brothers. Please proceed.

Gary Bisbee  - Lehman Brothers - Analyst

Couple questions. If you hadn’t changed the policy in terms of the allowance for doubtful accounts, can you give us a sense under the old policy what the fourth quarter bad debt expense would have been?

Patrick Pesch  - Career Education - CFO, EVP

Yeah. Fourth quarter, with excluding that adjustment would have been about 4.5 to 4.6 percent of revenue.

Gary Bisbee  - Lehman Brothers - Analyst

Which is, I guess, down from what the recent trend line is. Can you give us any color as to why that might have been or anything?

Patrick Pesch  - Career Education - CFO, EVP

Well, I think if you take a look at kind of the longer trend in terms of receivable DSOs, you know, they have been on a steady decline. That decline continued through the fourth quarter, even before the effects of this adjustment, of the $19 million change in estimate.

So, fundamentally, you know, reducing the exposure in receivables should, you know, should drive, you know, a lower bad debt expense profile because you have less dollars at risk. So- we talked a year plus ago about changes that we had undertaken in terms of improving our credit, credit standards and our cash collection procedures. We think that those changes have taken a little — you know, they take a little time to take effect, but we do see on a cumulative fashion that we have brought down the receivable levels. And that has certainly brought down in an absolute sense or in a gross sense before the effect of the allowance. So I think that overall trend in reducing the exposure is going to have some benefit.

Gary Bisbee  - Lehman Brothers - Analyst

Okay. Thanks.

You’ve talked about — I didn’t catch a number, but I think you said 80 percent or 90 percent lead growth. But obviously your starts have grown about half that. Can you comment on, is a lot of that just the dramatic growth in online leads which convert at a lower level? How have conversions been, I guess, across other segments? And then the second part of the question is, if you pull online leads out of the mix, or I’m sorry, leads for your online programs, how is lead flow just for the campuses throughout the course of 2004?

John Larson  - Career Education - Chairman, Pres., CEO

You know, we usually don’t release the specific information, but I’ll tell you across the board it’s been very vibrant. It depends on the media. I mean, we certainly do a lot of internet, there’s a certain amount of television that we do. We do lots of print and direct mail. And, you know, it’s — I mean, we’ve been very pleased with the response to our message, both in our brick and mortar as well as our online group. And you know certainly, online has done extremely well, but many of our markets in the brick and mortar area have also done very well. We’ve continued to experiment. We’ve increased the numbers of things that we’re doing to get out our message in various areas and we’re very pleased with what the results are.

Patrick Pesch  - Career Education - CFO, EVP

Gary, just to your question, in terms of the simple math. Certainly when you look at the lead growth versus the start growth, it’s absolutely influenced by a large increase in the number of internet leads, both for our online business, as well as for our brick and mortar business. So that certainly is a mix change that contributes to that.

Gary Bisbee  - Lehman Brothers - Analyst

Okay. I guess just 2 more, if I could. The first is the profitability or operating margin before corporate at your online business has been trailing down over the last 4 or 5 quarters. I guess wonder if you have any thoughts on that? And I guess more importantly, ultimately, what’s your sense in terms of ‘05 profitability of the online business?

Patrick Pesch  - Career Education - CFO, EVP

Well, I guess I would tell you implicit in our guidance for the coming year is that we’ve allowed ourselves the room or latitude in terms of expectations for the online performance, to make sure that we continue to be mindful of a couple things. One; really, you know, continued strong growth in our operations there. We have recently opened an additional recruiting center in a different suburb in the Chicago area in Downers Grove. We would expect to have other similar efforts during the year.

And also, you know, we certainly have seen with our competitors and as we assess the market, understand the pressures on lead costs in the internet world, and we certainly are allowing room for that possibility of — you know, affecting our marketing cost during the year. So to more directly answer your question, we are not expecting — implicit in our guidance is not an increase in the profitability and probably the opportunity for some softening of those to really pursue, to continue to pursue growth.

Gary Bisbee  - Lehman Brothers - Analyst

Okay. And then just one last one. Overall, understand what you said about leads, can you give us a sense of the student acquisition cost in, you know, this most recent quarter? What that did year over year?

Patrick Pesch  - Career Education - CFO, EVP

If you look at student acquisition costs on a per student basis, they were absolutely up on a year over year basis, but then, as I indicated before, we’ve managed to maintain our marketing costs in line with the revenue growth.

Gary Bisbee  - Lehman Brothers - Analyst

 Okay. And then just — sorry to keep dragging on, but one quick piece of commentary. Which is having a conference call after the close, we’re all fine with that. But releasing the press release to the news wires two minutes before the call starts is pretty unacceptable in my opinion. So I hope that was just a mistake and not, you know, reason to keep us from having enough time to read this and really understand it before having to hear about all these changes.

Patrick Pesch  - Career Education - CFO, EVP

Gary, I would apologize that it got out that late. It was certainly not, you know, our intention to keep you from having the opportunity.

Gary Bisbee  - Lehman Brothers - Analyst

Okay. Thanks.

Operator

Thank you very much, sir. And as a quick reminder, ladies and gentlemen, if you please limit yourself to 1 question per person. Just so we can keep the Q & A moving along.

The next participant comes from the line of Matt Litfin from William Blair. Please proceed.

Matt Litfin  - William Blair & Co. - Analyst

Yes. Good afternoon. Question on cash from operations. Given your fourth quarter experience, I think if there’s no change to the prior quarters and cash from Ops implies $375 million for 2004. I guess maybe just confirm that, if that’s right. And then what level of 2005 cash from Ops is implied by your new guidance here?

Patrick Pesch  - Career Education - CFO, EVP

In terms of — none of the changes in the quarter have any impact really in a generation of cash from operations. So, there — if you look at a statement of operating cash flow change, there will be some change in the geography within the working capital accounts associated with this, but no net change to operating cash flow to be generated. You know, prospectively, we would really look at the earnings that we’re going generate and expect cash flow to be lined up reasonably well with the earnings generation.

In terms of the potential for working capital opportunity, as we’ve continued to bring down our receivable days, there is a little less opportunity in terms of working capital growth there. Finally, with — we did provide some guidance with respect to capital spending and we expect that that, as a percentage of revenue, would be down, you know, would be down modestly in 2005 versus 2004.

Matt Litfin  - William Blair & Co. - Analyst

And just as a follow-up on the uses of that cash beyond that CapEx, what will be your primary uses over the next year?

Patrick Pesch  - Career Education - CFO, EVP

Well, in terms of the cash that we have available, certainly the primary uses that we’ve had historically would be acquisitions. In terms of acquisitions, we have not seen any from us lately. We will continue to look at opportunities but be very selective in terms of whether or not an acquisition has strong strategic value to our business. So that would be certainly 1 possibility. Beyond that, we have - we have previously talked about the possibilities of a stock buy back, but have also indicated that, you know, under current circumstances, with current litigation matters outstanding, that, you know, we’ve been advised that that would not be appropriate for us at this time.

Matt Litfin  - William Blair & Co. - Analyst

Okay. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Jeff Sibver of Harris Nesbitt. Please proceed.

Jeff Silber  - Harris, Nesbitt - Analyst

Thanks and good afternoon. I just need a couple quick clarifications on the change for the externship accounting. Roughly what is the time period of these externships?

John Larson  - Career Education - Chairman, Pres., CEO

The externships vary. I will tell you generally speaking, with the health care programs, they’re generally 5-week externships. They’re 5-week externships that generally would come at the end of a program that would — classroom programs that would be anywhere from 30 to 45 weeks.

With respect to the culinary programs, most of those externships are in a 12 to 15-week amount. There are some that are shorter, approximately 6 weeks. And generally, those come at the end of a program of an in-class instruction program that would be between 48 and 50 some weeks.

Jeff Silver  - Harris, Nesbitt - Analyst

Okay. Great. Again, just to clarify, there was no change in expense recognition, only revenue recognition?

Patrick Pesch  - Career Education - CFO, EVP

There’s a minor change in expense recognition associated with our royalty fees. We have a two percent royalty arrangement with Le Cordon Bleu. So we did make an accrual adjustment associated with that. But that was two percent only of the culinary piece. And not all of the revenue — not all of the revenue is subject to that royalty.

Jeff Silber  - Harris, Nesbitt - Analyst

Okay, great. And just my follow -up question.

Patrick Pesch  - Career Education - CFO, EVP

And excuse me — I’m sorry, Jeff. Also, the adjustment was tax affected.

Jeff Silber  - Harris, Nesbitt - Analyst

Okay, great. Jack, at the beginning of the call you just eluded to some of the campus closings. Can you give us a little bit more color why were those two specific campuses closed, and should we expect others like that over the course of the next year or so?

John Larson  - Career Education - Chairman, Pres., CEO

Well, I mean, we’ll continue to evaluate, you know, different situations. But by and large, those were schools that we have worked with for a very long time. You know, in one sense, they serve a very vibrant purpose. And in another, just based on our modeling, it didn’t make sense to continue those any further. So, I mean. we looked at it over a very long period of time and just came to a conclusion just based on the vibrancy of the market and some other aspects.

You know, I think in the case of Fairmont, it just was basically the general population in that area is extremely small. And that had been part of the school that we got with another part of an acquisition. It wasn’t something that we started a new school there or did some other things. We felt that we had done well in that market and certainly there were some other cost structure things that we took in mind as we were looking at our Montreal situation.

Jeff Silber  - Harris, Nesbitt - Analyst

But as of now, no further plans to close any campuses?

John Larson  - Career Education - Chairman, Pres., CEO

That’s right.

Jeff Silber  - Harris, Nesbitt - Analyst

Thanks a lot.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Howard Block of Banc of America Securities. Please proceed.

Howard Block  - Banc of America Securities - Analyst

Good evening, everybody. Pat, what was the activity in the Stillwater arrangement in the quarter?

Patrick Pesch  - Career Education - CFO, EVP

The activity in the quarter, I don’t have at my fingertips. I can give you some rough, you know, kind of cumulative information for that entire program.

Howard Block  - Banc of America Securities - Analyst

Okay.

Patrick Pesch  - Career Education - CFO, EVP

Since inception, we’ve had about $8 million of loan volume. And at this point, and you know as we’ve described in our disclosure that volume is originated by Stillwater Bank. We have a repurchase obligation related to those. And to date, we have repurchased approximately $3 million worth of the loans originated there.

Howard Block  - Banc of America Securities - Analyst

Okay. And if we sort of were able to strip out the charges to educational services as a result of the repurchase, what would the margin have been or vice versa? What was the charge to that line?

Patrick Pesch  - Career Education - CFO, EVP

In actuality, in the fourth quarter, we actually made an adjustment that it would be further discussion of this when we file our 10-K. But we made a change to remove the charges associated with that,

take it out of revenue and basically to — we had been recording full revenue and then expenses and we basically are amortizing expenses at 50 percent of the loan volume as essentially as a valuation reserve. In the fourth quarter we made an adjustment to basically collapse that so effectively we are not recognizing the revenue on that 50 percent portion of those loans.

Howard Block  - Banc of America Securities - Analyst

Okay.

Patrick Pesch  - Career Education - CFO, EVP

Does that answer your question?

Howard Block  - Banc of America Securities - Analyst

Yeah, yeah, it does. Yes. What — do you happen to know that for the year what percentage of your cash came from nonrecourse loans?

Patrick Pesch  - Career Education - CFO, EVP

At this point in time, I do not have that. That would certainly be something that we would have accumulated and provide when we file the 10-K.

Howard Block  - Banc of America Securities - Analyst

Okay. Did you disclose the number of externships that are included in this quarter’s population? Or could you?

Patrick Pesch  - Career Education - CFO, EVP

We did not. We can provide that. Just give me one second.

Howard Block  - Banc of America Securities - Analyst

Also, I don’t know —

Patrick Pesch  - Career Education - CFO, EVP

Howard? It’s approximately 2,500.

Howard Block  - Banc of America Securities - Analyst

Okay. And do you happen to have the number, either the gross or the total population at CTU so we can get a sense for the sequential change at AIU, obviously?

Patrick Pesch  - Career Education - CFO, EVP

No. We have not provided — we said last quarter that we would, after that anniversary we would not continue to provide that separately.

Howard Block  - Banc of America Securities - Analyst

Okay. Yeah.

Patrick Pesch  - Career Education - CFO, EVP

Go ahead, Howard.

Howard Block  - Banc of America Securities - Analyst

I was going to say on the deferred tuition, the growth in the quarter I believe was about 19ish percent year over year. Is that sort of an acceptable level relative to the revenue growth? It’s obviously down from prior quarters but things are normalizing a bit. I just want to know what your thoughts were on that performance?

Patrick Pesch  - Career Education - CFO, EVP

I think as we’ve really kind of pushed — we’ve absolutely been improving in terms of our overall cash collection efforts. And, you know, at this point I would say that we’re probably not gonna get a proportionate increase, you know, there as we might on the receivable side. I think that is a reasonable number to look at.

Howard Block  - Banc of America Securities - Analyst

Okay.

And then you said in the last call, I just wanted to clarify because I was just reading it again. That I think 10 to 15 percent of the applicants would not qualify for any of the loan programs that we have. Was that before or after or Stillwater? In other words, does Stillwater increase, did it increase your market by 10 to 15 percent?

Patrick Pesch  - Career Education - CFO, EVP

That’s I’m not sure with or without exactly how to answer your question there. But when we said that they don’t qualify, that would be the number that don’t qualify for any programs including the Stillwater program.

Howard Block  - Banc of America Securities - Analyst

Perfect. Thanks. And then the last question is, you used to define — used to fully reserve for receivables. I think the language is within — with outstanding obligations of 60 days or more, within 30 days following the latter of the students withdrawal date or date of the student’s last payment. Is that the way that you’re still going be reserving prospectively?

Patrick Pesch  - Career Education - CFO, EVP

I will tell you we’ll provide a little better description of that with our 10-K filing. Although I will tell you, that as I indicated before, that disclosed methodology related to out -of -school students. And I will tell you that as part of our methodology adjustment and part of our estimate change, we increased our reserves associated with out -of -school students.

Howard Block  - Banc of America Securities - Analyst

Great. All right. Thanks for your patience. Appreciate it.

Patrick Pesch  - Career Education - CFO, EVP

If I could mention one thing, just a question on population. I think with respect to online, something that should be important to mention. We are very, very pleased with our growth in the online population sequentially quarter to quarter. As we pointed out a year ago when we had our April 30th population published, we had a change, you know, in terms of start timing from the prior year that we indicated that the April 30th numbers looked extra good last year because of the timing of the starts. I would suggest to you this year we will see kind of a reverse effect, in that our — we do not have a late April start. We actually have a May 1st start. So, you know, our expectations for sequential growth online are very modest. But that may even be flat from quarter to quarter, just because of the timing of the next start being May 1st.

Next question?

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from Mark Hughes of SunTrust. Please proceed.

Mark Hughes  - SunTrust - Analyst

Thank you very much. The question about bad debt for the fourth quarter excluding the charge, I think you had suggested, Pat, it was 4.5 to 4.6. But I wasn’t clear whether you were excluding the charge or sort of taking it into account.

Patrick Pesch  - Career Education - CFO, EVP

What I was — that’s the pure math of eliminating the charge from the math calculation. So if you take total bad debt expense for the quarter, minus the roughly $19 million and divide it by the revenue for the quarter, that’s the 4.5 - 4.6 is what you would get. So, I mean, that’s how I answered the question. I certainly wouldn’t imply that somehow none of the adjustment in any fashion would have related to the activity for the quarter.

Mark Hughes  - SunTrust - Analyst

Right. You had given the change for the externship and trying to readjust the population number. How about the Academy Division teach out? Did you have that number? The population number using the old methodology?

Patrick Pesch  - Career Education - CFO, EVP

I’m sorry. What?

Mark Hughes  - SunTrust - Analyst

In the details— you give two numbers in order to make the adjustment. You give the culinary and the health care externships and also the Academy division teach outs if I’m reading this properly.

Patrick Pesch  - Career Education - CFO, EVP

I mean are you asking the question on how many of the students are in — the Academy division teach out schools right now?

Mark Hughes  - SunTrust - Analyst

Right.

Patrick Pesch  - Career Education - CFO, EVP

It’s in the ball park of about 600 students.

Mark Hughes  - SunTrust - Analyst

Okay. And then the — last question —

Patrick Pesch  - Career Education - CFO, EVP

And just a comment there. We have provided the schedule at the back of the press release. I apologize we didn’t have enough time for you to look through all of the schedules. So you will see those numbers, you know, included in there from a year ago. And with the — those Academy division schools, we did not start new students in our January start. So they are already going to be in somewhat of a wind down phase in terms of the number of students.

Mark Hughes  - SunTrust - Analyst

Right. And then, the change in the EPS from the change in the revenue recognition, what extra costs are coming in? You had mentioned the minor change in licensing. Are there any other expenses? Is this not just sort of redistributing the revenue?

Patrick Pesch  - Career Education - CFO, EVP

Yes. There are no other expense factors associated with that, other than income taxes.

Mark Hughes  - SunTrust - Analyst

Right. So did some of the revenue get pushed out into the next year?

Patrick Pesch  - Career Education - CFO, EVP

Well, as we indicated in the press release, the effects of — the cumulative effect of this change is basically to defer this revenue and so the revenue would be recognized in the future, net of any student refunds associated with those students.

Mark Hughes  - SunTrust - Analyst

Okay. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Corey Greendale of First Analyst. Please proceed.

Corey Greendale  - First Analyst - Analyst

Hi. Good afternoon. On the teach out schools, Pat, is there any assumption built into the guidance for a small loss from those teach out schools or are they neutral or — what would you expect for ‘05?

Patrick Pesch  - Career Education - CFO, EVP

When we issued the press release announcing the teach out, we talked about the cost that we would — a range of costs that we would incur associated with that teach out. We indicated that it would have an impact of $.01 to $.02 per share and that we would be substantially completed with that effort by the end of — by the end of 2005.

Corey Greendale  - First Analyst - Analyst

Okay. And then on the online, could you give us an update, are you still thinking about starting up a new — a third platform for that? What the timing of that would likely be, whether you’re thinking more internal versus acquisition at this point?

Steve Fireng  - Career Education - Pres. of Online Ed. Group

This is Steve Fireng. How are you doing?

Corey Greendale  - First Analyst - Analyst

Hi.

Steve Fireng  - Career Education - Pres. of Online Ed. Group

We’re extremely pleased with our AIU and CTU success and we’re always looking at new ways to kind of bring in new markets. We have a lot of things on the drawing board. I think we are looking at some new markets to expand our current platform at CTU and some new markets there. I think we’ll be able to roll out. I think we’ll get some more flavor over the next few months as to what those are.

Corey Greendale  - First Analyst - Analyst

Okay. So in other words, the maybe a little less prominence to this idea of a third platform at this point?

Steve Fireng  - Career Education - Pres. of Online Ed. Group

I don’t think in terms of our success in 2005, I don’t think we actually have to roll out just a brand new brand. I think we have some new markets. And certainly at CTU, that I think can give us a lot of growth initiatives that we need.

Patrick Pesch  - Career Education - CFO, EVP

Okay. I think, Corey, it is fair to say, you know, we still have it on the drawing board, and we still, you know, have made developmental efforts and will continue to do that. But we don’t have a specific launch timing and, you know, we may decide that it just doesn’t make sense at this time to do that.

Corey Greendale  - First Analyst - Analyst

Okay. And then I was just wondering if you could comment on employee turnover with the “60 Minutes” et cetera publicity. If you’re finding it more difficult to maintain people, to find good people?

John Larson  - Career Education - Chairman, Pres., CEO

You know, obviously, when that appeared, certainly it kind of broad brushed a lot of things. I will tell you, I think people rallied. People and our students, our employees, I think they feel good about what they do every day and what they see. And as we hire people and our Company remains very solid, you know, we hire a lot of people in many different positions because we’re growing. I guess I would tell you in my opinion, it had very little effect, if any.

Corey Greendale  - First Analyst - Analyst

All right. Thanks a lot.

John Larson  - Career Education - Chairman, Pres., CEO

Okay.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from the line of Sara Gubbins of Merrill Lynch. Please proceed.

Sara Gubbins  - Merrill Lynch - Analyst

Yes. Thank you. Could you talk about your plans and timing for opening new campuses next year?

John Larson  - Career Education - Chairman, Pres., CEO

Yeah. We don’t have the specific, you know, dates but this year we were very successful obviously opening four campuses. We would perhaps look at, you know, a number of campuses for next year. You know, and some very exciting, you know, markets, maybe between three and four. There’s no exact dates that we’re in a position to give at this time.

Sara Gubbins  - Merrill Lynch - Analyst

Okay. But overall, you’re looking to open 3 to 4 new campuses next year?

Patrick Pesch  - Career Education - CFO, EVP

Yeah. This is Pat. Implicit in the guidance, we are expecting a similar level of startup activity, you know, during the year. And Jack, in his opening comments, specifically referenced the Kitchen Academy model, which we are looking at rolling out during the year. So, clearly we do have new campuses, you know, in our expectations but we’re just not providing the specifics at this time.

Sara Gubbins  - Merrill Lynch - Analyst

Okay. Great. And then the second question I had. And I’m sorry if I missed this. But would it be possible to talk about segment margins if you excluded the impact of the charge related to bad debt?

Patrick Pesch  - Career Education - CFO, EVP

Okay. Well, we included in the schedules, segment data, and, you know, that segment data does include the charge. I will tell you that the charge included amounts related both to — there was a change in the estimated reserve need for both the brick and mortar business, as well as our online business.

Sara Gubbins  - Merrill Lynch - Analyst

Okay. Is it fair to assume that it would be reasonably proportionate to their revenues or —

Patrick Pesch  - Career Education - CFO, EVP

There was no — there was no really disproportionate adjustment between online and brick and mortar, in terms of our calculation.

Sara Gubbins  - Merrill Lynch - Analyst

Okay. Thank you.

Operator

Thank you very much, ma’am. Ladies and gentlemen, your next question comes from the line of Jerry Herman of Legg Mason. Please proceed.

Jerry Herman  - Legg Mason - Analyst

Thanks. Good morning, or good afternoon everybody. Good evening, everybody. Couple clarifications. The online guidance of $600 million, therefore, does not include any contribution from the new initiative, is that correct?

Patrick Pesch  - Career Education - CFO, EVP

I would say it is an estimate. It is what we’ve included in the guidance of online growth. If we were to — realistically speaking, if we were to roll out a new platform during the year, we would not expect it to really contribute largely on a revenue standpoint at this time anyhow. So, it’s kind of all baked in there, but if it happens this year, we don’t expect it to move the needle a lot in terms of growth for that business.

Jerry Herman  - Legg Mason - Analyst

Okay. Great, Pat. With regard to Gibbs and the segment margins. After you make the adjustments for the charges, if you look at both the quarter and year, how much of that delta is attributable to the challenges at Gibbs year over year change in margins?

Patrick Pesch  - Career Education - CFO, EVP

Well the, I mean Gibbs — the Gibbs division absolutely put a damper, a significant damper on year over year improvement in operating margins.

Jerry Herman  - Legg Mason - Analyst

So it’s a significant portion of the differential? Of the year over year change after the adjustments?

Patrick Pesch  - Career Education - CFO, EVP

Well, when you look at — Well when you look at the year over year change after the adjustments, I mean, the numbers were up on a year over year basis even including the adjustments. They were, you know, and a large part of that was from the online business. But the adjustment was over 100 basis point decrease in terms of full year — full year margins. So without those adjustments we’re up on a year over year basis. We would have been up more substantially with better performance from Gibbs.

Jerry Herman  - Legg Mason - Analyst

And with regard to the same-school population relative to Gibbs, the 5 percent that you referenced, is the implication there that Gibbs population was actually down or was it —

Patrick Pesch  - Career Education - CFO, EVP

Gibbs population was down.

Jerry Herman  - Legg Mason - Analyst

Okay, good. And then Pat — or anybody, with regard to student acquisition costs in reference to an earlier question. Pat, I think you said marketing expenses were increased at a rate similar to revenue growth, which in the quarter was 33 percent, for the year was 47 percent, but you said that —

Patrick Pesch  - Career Education - CFO, EVP

What I said, Jerry, our marketing cost as a percentage of revenue was comparable year over year.

Jerry Herman  - Legg Mason - Analyst

Okay. And then so — and that’s relative to, again, we’re speaking student acquisition, starts being up like 25.5 percent in the quarter and 43 percent for the year. That should help us approximate what the new student acquisition cost increases were.

Patrick Pesch  - Career Education - CFO, EVP

Well, you got a missing variable in there, Jerry, in doing that, because part of what you’re doing with the current marketing cost is building back log for future starts.

Jerry Herman  - Legg Mason - Analyst

I understand.

Patrick Pesch  - Career Education - CFO, EVP

There is some timing issue there, in terms of the math.

Jerry Herman  - Legg Mason - Analyst

Okay.

And then just last question. Jack, you mentioned that you folks would periodically clarify the regulatory stuff. Can you maybe give an additional color on that? What will prompt you to make those disclosures or, you know — in what way will you periodically review to the investment community?

John Larson  - Career Education - Chairman, Pres., CEO

Well, I think we’d have to evaluate it on a per deal situation, if you will. And I think we’ve tried to stay consistent with that as we’ve moved forward. I think we’ve, from time to time, shared different information, I guess we would kind of follow the same sets of rules that we’ve kind of operated under.

Jerry Herman  - Legg Mason - Analyst

Thanks very much, everybody.

John Larson  - Career Education - Chairman, Pres., CEO

Okay. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen your next question comes from the line of Mark Marostica of Piper Jaffray. Please proceed.

Mark Marostica  - Piper Jaffray & Co. - Analyst

Thank you and good evening everyone. I apologize if you covered this already, but I just want to clarify the number of students in the ending population figure of 101,500 that were due to the externship, what was that number?

Patrick Pesch  - Career Education - CFO, EVP

Approximately  2,500.

Mark Marostica  - Piper Jaffray & Co. - Analyst

Got it. And then, Jack, on previous calls you’ve disclosed a metric book futures. I don’t recall you mentioning it in your discussion. Would you care to comment on that?

John Larson  - Career Education - Chairman, Pres., CEO

You know, in the past we’ve — we kind of shared it from quarter to quarter. I just didn’t put it in some of my notes today. So this would be as of — December 31st, I’m sorry. Just trying to get my notes straight here. But it would be up about 71 percent. The book futures, you know, from same time to same time up about 71 percent.

Mark Marostica  - Piper Jaffray & Co. - Analyst

Okay. That’s quite a big increase I think from the last few quarters. Any care to comment on why the increase?

John Larson  - Career Education - Chairman, Pres., CEO

Well I mean we’ve talked about, you know, the leads and the flow. We had big intakes starting in January and throughout the year. We’ve kind of — - we’ve kind of beefed up some of our high school programs. Certainly the online group has a lot of different programs. We put a lot of different programs into our brick and mortar. I think it shows that there’s an attractive, you know, array of schools, you know, throughout the country. We’ve got a lot of our new startups have really kicked in. I think this kind of is the end result.

Patrick Pesch  - Career Education - CFO, EVP

And Mark, this is Pat. You know one other thought, just in terms of kind of some timing and mix dynamics there. Again, that comes you know, at December 31. And what you’re — part of what you’re seeing is some of the growth in our online business which has kind of a more of a year-round kind of build in terms of backlog or their book futures level. So that certainly is influencing the growth in that number on a year over year basis.

Mark Marostica  - Piper Jaffray & Co. - Analyst

Okay. Fair enough.

Looking at the situation at Gibbs again, just to follow up on a prior question. In Q1, should we continue to see a drain on operating margins as a result of Gibbs or do you expect that at the current time to turn the corner? Or — when do you expect, if not the case now, when do you expect to it turn the corner on operating margins?

Patrick Pesch  - Career Education - CFO, EVP

Well as I indicated before, I think we reached kind of a level of stabilization in terms of financial performance there. I think kind of the move back toward improved profitability will be gradual. I would not expect an exacerbated situation in the next couple quarters. So — so I guess in comparison to recently completed quarters, you won’t see — - we don’t expect more of a drag. But we won’t — we won’t see a real turn over - turn around for a little while yet.

Mark Marostica  - Piper Jaffray & Co. - Analyst

Okay. And then last question, I’ll turn it over. The online student population was well above what we were looking for, likely what a lot of people were looking for in the quarter. That said, was there any timing item this quarter that drove that number or, if not, any particular program that was, you know, extremely strong that drove the solid results there? Thanks.

Patrick Pesch  - Career Education - CFO, EVP

Nothing, you know, of major substance. We don’t have — we didn’t have any, you know, graduations in January, but that’s not a change from last year. So, you know, in terms of the question of a timing difference, it’s not a timing difference relative to any previous data points you have.

Mark Marostica  - Piper Jaffray & Co. - Analyst

And then relative to any specific programs that were stronger in the quarter that drove the performance?

Steve Fireng  - Career Education - Pres. of Online Ed. Group

Yeah, this is Steve. We certainly rolled out a lot of initiatives at CTU online. So we had some really great programs that we rolled out there. And then we continue to roll out some strong concentration type of programs at AIU, pretty much every quarter we’re putting some initiatives out there to kind of continue our growth. So, yeah, that certainly played a portion of that.

Mark Marostica  - Piper Jaffray & Co. - Analyst

Thank you.

Patrick Pesch  - Career Education - CFO, EVP

Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Miss Kelly Flynn of UBS. Please proceed.

Kelly Flynn  - UBS - Analyst

Hi. Thanks. Just a few quick follow-ups.

On the Gibbs enrollment numbers I’m calculating probably down about 25 percent year over year. I was wondering if you could comment on that? And than also with respect to the new campus ads. You referenced this 3 to 4 in ‘05.

I was wondering Jack, could you touch specifically on Sacramento and kind of what the status of what’s going on there? And also whether or not there have been any delays aside from Sacramento that could have resulted, you know, from slower pace of regulatory approval from certain states? Thanks.

John Larson  - Career Education - Chairman, Pres., CEO

Well, obviously when you’re trying to get different schools approved in different states, it’s not a perfect science. I mean it can take longer, sometimes it takes a shorter period of time. So we’ve learned that you just have to be patient and you’ve got to work with the various regulatory people. We obviously have opened a large number of schools here over the past number of years and expect to, you know, open more this year. We’re very successful in opening up the schools that we did. So we just kind of take one school at a time I guess as we do this. We’ve got a variety of things that we would expect to have some type of conclusion here. As we - as we submit these various dates.

Kelly Flynn  - UBS - Analyst

Okay. What about Gibbs?

John Larson  - Career Education - Chairman, Pres., CEO

Well, with respect to Gibbs, we’ve really tried to provide some color on our overall performance. We’re not going really quote specific enrollment information by division. But, you know, it was a comfortable decrease in the Gibbs enrollment numbers.

Operator

Thank you very much, ma’am. Ladies and gentlemen, your next question comes from the line of Chris Gutek of Morgan Stanley. Please proceed.

Chris Goutek  - Morgan Stanley - Analyst

Thanks. Just a couple of quick follow-ups for me as well. You guys didn’t — I think intentionally did not touch on much of the legal or regulatory issues. But there has been some news flow including one of the shareholders class action lawsuits, I think some good news last Friday. Would you guys care to give an update there? And then to the extent that one of the issues this lawsuit looked at was the bad debt expense policy. The timing of the Company’s change in that policy would seem to weaken the Company’s legal position. And I’m curious if I’m thinking about that correctly or if you would disagree with that?

Patrick Pesch  - Career Education - CFO, EVP

Yeah, I mean, we expect certainly to give a pretty full update with respect to legal and regulatory matters when we file our 10-K.

John Larson  - Career Education - Chairman, Pres., CEO

We really don’t have any comments to make at this time. I think, you know, there’s information available out there, but that’s pretty much the posture we’re taking right now.

Chris Gutek  - Morgan Stanley - Analyst

Okay. Let me have one other quick follow -up question which is on the CSU segment. I think on the last call you guys talked about the disappointment in not achieving as much operating leverage as you would have liked to. And I think part of the problem was not getting as much leverage with the facilities lead cost in particular. Have you made progress there and then can you outline some steps you expect to take over the course of the year?

John Larson  - Career Education - Chairman, Pres., CEO

Well, I think what I indicated last time is with the population increase, you know, kind of not at the levels that we had originally planned for that we had a higher level of occupancy — or vacancy, if you will. And we certainly have not remedied that, you know, within the past single quarter. And, you know, we think really having a strong impact on that is gonna take a number of quarters and — but certainly what we’ve also done is adjusted — adjusted our plans in the current year for expansion to take into account the existing capacity.

Chris Gutek  - Morgan Stanley - Analyst

Okay. Great. Thank you.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Trace Urdan of Robert Baird. Please proceed.

Trace Urdan  - Robert W. Baird - Analyst

Hi. Thank you. I’ll try to be brief.

At the time of the show cause for Brooks you guys had indicated that, — that you know, you had some management issues there. You brought a manager back in. I’m wondering if you can sort of give us an update of how you’re feeling of the state of affairs at Brooks College?

Patrick Pesch  - Career Education - CFO, EVP

One quick comment. We didn’t have — with Brooks College we were on probation. It wasn’t a show cause.

Trace Urdan  - Robert W. Baird - Analyst

I’m sorry. My mistake.

Patrick Pesch  - Career Education - CFO, EVP

No, it’s okay. Jack.

John Larson  - Career Education - Chairman, Pres., CEO

Yeah, we’ve got a very able management team there. I think they’re extremely close, worked with the students. Certainly worked with many of the regulatory bodies that might have questions or concerns. But, I mean, we really feel that progress has been made in just many different areas, and I think some of that was even referenced lately in a release or a memo or progress report that was actually distributed.

Trace Urdan  - Robert W. Baird - Analyst

Okay. Thank you.

John Larson  - Career Education - Chairman, Pres., CEO

All right.

Operator

Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Jennifer Childe from Bear Sterns. Please proceed.

Jennifer Childe  - Bear Stearns - Analyst

Thanks. I just have 1 quick question. How many of your schools are up for reaccreditation in ‘05?

John Larson  - Career Education - Chairman, Pres., CEO

You know, there’s — every school probably has a little bit of a different or depends if they’re a branch or something. Every school probably has a little bit of a different timeframe, if you will. That’s kind of in the natural course of things. I mean, that’s a good question. I just don’t have the answer right here. So I mean we could certainly look into it and, you know, let folks know. But it’s, I mean, nothing’s out of the ordinary in terms of when these things come up. They’re just kind of set on the calendar and they’re due when they’re due.

Jennifer Childe  - Bear Stearns - Analyst

Okay. Thank you.

Operator

Thank you very much, ma’am.

John Larson  - Career Education - Chairman, Pres., CEO

Thank you.

Operator

Ladies and gentlemen, that concludes our Q & A session for today. I would like to turn the call back over to management so they can make any closing remarks they may have.

John Larson  - Career Education - Chairman, Pres., CEO

I appreciate everybody’s time. We certainly tried to go a little bit longer today, obviously, to take the full array of questions that people might have. We wanted to kind of share with you some of the challenges, but also some of the solutions that we’re looking at. And also some of the vibrancy of our ongoing business. So hopefully, we’ve been able to answer your questions and share some of those thoughts and ideas today. I want to thank you. This concludes our call.

Operator

Thank you very much, ladies and gentlemen for your participation in today’s conference call. This concludes the presentation and you may now disconnect. Have a good day.

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